AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (“Amendment”) dated as of May 12, 2023 to the Committed Facility Agreement by and between GUGGENHEIM STRATEGIC OPPORTUNITIES FUND (“Customer”), on the one hand, and BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD. (“BNPP PB”), on the other hand.

WHEREAS, BNPP PB and Customer entered into the Committed Facility Agreement, dated as of March 6, 2019 (as may be further amended, supplemented, or otherwise modified from time to time, the “Agreement”).

WHEREAS, the parties desire to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the foregoing promises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, BNPP PB and the Customer agree as follows:

1.	Amendments to the Agreement
(a)	Section 2(b)(ix) of Appendix A to the Agreement is hereby deleted in its entirety and replaced with the following:
“	(ix) [RESERVED];”.
(b)	Appendix B to the Agreement is hereby deleted in its entirety and replaced with new Appendix B attached as Exhibit I hereto.
2.	Representations

Each party represents to the other party that all representations contained in the Agreement are true and accurate in all material respects as of the date of this Amendment (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties were true and accurate in all material respects as of such earlier date), and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

3.	Miscellaneous
(a)	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.
(b)	Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.
(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.
(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.
(e)	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LTD.

/s/ Robert Lakeman

Name: Robert Lakeman

Title: Director

/s/ Alex Bergelson

Name: Alex Bergelson

Title: Managing Director

GUGGENHEIM STRATEGIC OPPORTUNITIES FUND

/s/ Jim Howley

Name: Jim Howley
Title: Chief Financial Officer, Chief Accounting
Officer and Treasurer

________________________________________________

Name:

Title:

Exhibit I

Appendix B

GUGGENHEIM STRATEGIC OPPORTUNITIES FUND

Financing Rate

Customer Debit Rate

With respect to each type of Eligible Security, as specified in the below grid:

ISO Code

USD

Collateral Bucket	Benchmark	Spread (bps)
Eligible Equity Securities (as such term is
defined in Appendix A points i, & vi)	SOFR	+75 bps
Eligible Bonds (as such term is defined in
Appendix A, points ii and iv
(Rated BBB- and higher)	SOFR	+ 80 bps
Eligible Bonds (as such term is defined in
Appendix A, points ii and iv
(all other bonds ex defaulted)	SOFR	+85 bps
Any security not defined in any collateral
bucket above	SOFR	+ 85 bps

“SOFR” shall mean the daily Secured Overnight Financing Rate provided by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

(i) Upon the occurrence of a Fallback Index Cessation Effective Date (as such term is defined in the 2006 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc., including for the avoidance of doubt, Supplement number 57 published in May 16, 2018 and Supplement number 70 published in January 25, 2021 (the “2006 ISDA Definitions”)), the Benchmark above for each day occurring on or after the Fallback Index Cessation Effective Date (as such term is defined in the 2006 ISDA Definitions) will be determined as if references to SOFR were references to the rate (inclusive of any spreads or adjustments) recommended as the replacement for SOFR by the Federal Reserve Board and/or th e Federal Reserve Bank of New York, or by a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a replacement for SOFR (which rate may be produced by the Federal Reserve Bank of New York or another administrator) and as provided by the administrator of that rate or, if that rate is not provided by the administrator thereof (or a successor administrator), published by an authorized distributor, in respect of that day (the “Fed Recommended Rate”), after making such adjustments to the Fed Recommended Rate as are necessary to account for any difference in term structure or tenor of the Fed Recommended Rate by comparison to Fallback Rate (SOFR) and by reference to the Bloomberg IBOR Fallback Rate Adjustments Rule Book.

(ii) If neither such administrator nor authorized distributors provide or publish SOFR, then, subject to paragraph (iv) below, in respect of any day for which SOFR is required, references to SOFR will be deemed to be references to the last provided or published SOFR.

(iii) If (a) no such rate is recommended before the end of the first U.S. Government Securities Business Day (as such term is defined in the 2006 ISDA Definitions) following the Fallback Index Cessation Effective Date (as such term is defined in the 2006 ISDA Definitions) or (b) there is a Fed Recommended Rate and a Fallback Index Cessation Effective Date subsequently occurs with respect to it, then the Benchmark above for each day occurring on or after the SOFR Index Cessation Effective Date (as such term is defined in the 2006 ISDA

Definitions) will be determined as if references to SOFR were references to OBFR (as such term is defined in the 2006 ISDA Definitions) or, if OBFR is not provided by the Federal Reserve Bank of New York (or a successor administrator), published by an authorized distributor, to which the the most recently published spread, as at the Fallback Index Cessation Effective Date with respect to Fallback Rate (SOFR) (as such term is defined in the 2006 Definitions), referred to in the definition of “Fallback Rate (SOFR)” to Fallback Rate (SOFR) (as such term is defined in the 2006 Definitions) after making such adjustments to OBFR as are necessary to account for any difference in term structure or tenor of OBFR by comparison to Fallback Rate (SOFR) and by reference to the Bloomberg IBOR Fallback Rate Adjustments Rule Book.

(iv) If neither the Administrator nor authorized distributors provide or publish OBFR, then, subject to paragraph (v) below, in respect of any day for which OBFR is required, references to OBFR will be deemed to be references to the last provided or published OBFR.

(v) If (a) there is no Fed Recommended Rate or there is a Fed Recommended Rate and an Applicable Fallback Effective Date subsequently occurs with respect to it and (b) an OBFR Index Cessation Event (as such term is defined in the 2006 ISDA Definitions) has occurred, then the Benchmark above for each day occurring on or after the SOFR Index Cessation Effective Date (as such term is defined in the 2006 ISDA Definitions) will be determined (as if references to SOFR were references to FOMC Target Rate (as such term is defined in the 2006 ISDA Definitions), references to U.S. Government Securities Business Day were references to New York City Banking Day and references to the New York Fed’s Website were references to the Federal Reserve’s Website ).

For the avoidance of doubt, interest will not be compounded.

Commitment Fee

Customer shall pay a commitment fee (the “Commitment Fee”) to BNPP PB equal to the sum of the Daily Commitment Fees over the relevant calculation period, when the amount calculated under the Financing Rate above is due. For purposes of this section, the “Daily Commitment Fee” on each day shall be the product of (a) the difference between (i) the Maximum Commitment Financing and (ii) the current Outstanding Debt Financing as of each such day, expressed as a positive number, (b) 1/360 and (c) 30bps.

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